GIBSON, DUNN & CRUTCHER LLP
Lawyers

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5306
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www.gibsondunn.com

May 21, 2004

Direct Dial (202) 955-8500	Client Matter No. 03596-00019

Fax No. (202) 467-0539

Atlantic Coast Airlines Holdings, Inc.
45200 Business Court
Dulles, Virginia 20166

Re:	Atlantic Coast Airlines Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to $125,000,000 aggregate principal amount of the Company’s 6% Convertible Notes due 2034 (the “Notes”) and the associated shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”) into which the Notes are convertible (collectively, the “Securities”), by the holders of the Company’s Securities.

     We are familiar with the corporate action taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

     In our examination, we have assumed without independent verification (i) the legal capacity and competency of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the

GIBSON, DUNN & CRUTCHER LLP

Atlantic Coast Airlines Holdings, Inc.
May 21, 2004

authenticity of the originals of such latter documents, and (v) that such documents are binding on all persons (other than the Company) signing such documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

     On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

     1. The Notes are valid and binding obligations of the Company, subject to the effect of (1) any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers or preferential transfers), and (2) general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies), regardless of whether enforceability is considered in a proceeding in equity or at law.

     2. The Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     The foregoing opinions are subject to the following exceptions, qualifications and limitations:

     A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”) and, for purposes of paragraph 1 only, the State of New York. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions indicated in the prior sentence. This opinion is limited to the effect of the current state of the DGCL and, to the limited extent set forth above, the laws of the State of New York, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

GIBSON, DUNN & CRUTCHER LLP

Atlantic Coast Airlines Holdings, Inc.
May 21, 2004

     B. We express no opinion regarding the effectiveness of provisions relating to indemnification, exculpation or contribution to the extent that such provisions may be held unenforceable as contrary to public policy.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name on the cover of the Registration Statement and under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

ROM/ST/eai